Exhibit 99.1

For Immediate Release

Contact:  Paul Colasono, CFO
Franklin Credit Management Corporation
(201) 604-4402
pcolasono@franklincredit.com

FRANKLIN CREDIT ANNOUNCES HEDGE AGREEMENTS

ADDITIONAL INTEREST RATE SWAPS WILL REDUCE IMPACT OF FUTURE
INCREASES IN SHORT-TERM INTEREST RATES

NEW YORK, May 6, 2008 -- Franklin Credit Management Corporation (NASDAQ Capital Market: FCMC - News), a specialty consumer finance company primarily engaged in the servicing and resolution of performing, reperforming and nonperforming residential mortgage loans, today announced that it has entered into interest rate swap agreements in order to hedge an additional portion of its interest-rate-sensitive borrowings against future increases in short-term interest rates.

Effective April 30, 2008, the Company entered into $275 million (notional amount) of fixed-rate interest rate swaps in order to effectively stabilize the future interest payments on a portion of its interest-sensitive borrowings. The fixed-rate swaps are for a period of three years, are non-amortizing, and at a fixed rate of 3.47%. These swaps will reduce further the Company’s exposure to future increases in interest costs on a portion of its borrowings due to increases in the 30-day London Interbank Offered Rate (“LIBOR”). The interest rate swaps were executed with the Company’s lead lending bank.

Under these swap agreements, the Company will make interest payments to its lead lending bank at fixed rates and will receive interest payments from its lead lending bank on the same notional amounts at variable rates based on LIBOR. The Company pays interest on its interest-sensitive borrowings based on one-month LIBOR plus applicable margins. Paul Colasono, Chief Financial Officer of Franklin Credit Management Corporation, commented, “with the addition of these three-year swaps, Franklin has established a fixed rate on $1.0 billion of its borrowings with remaining terms varying from about ten months to almost four years, with a weighted average fixed rate on the total $1.0 billion in swaps of about 2.99%.”

About Franklin Credit Management Corporation

Franklin Credit Management Corporation ("Franklin") is a specialty consumer finance company primarily engaged in the servicing and resolution of its performing, reperforming and nonperforming residential mortgage loans. Franklin’s portfolio consists of both first -and second- lien loans secured by 1-4 family residential real estate that generally fall outside the underwriting standards of Fannie Mae and Freddie Mac and involve elevated credit risk as a result of the nature or absence of income documentation, limited credit histories, higher levels of consumer debt or past credit difficulties. The Company typically purchased these loan portfolios at a discount to the unpaid principal balance and originated subprime loans to individuals at interest rates and fees calculated to provide a rate of return adjusted to reflect the elevated credit risk inherent in these types of loans. Franklin originated subprime loans through its wholly-owned subsidiary, Tribeca Lending Corp. and has generally held for investment the loans acquired and a significant portion of the loans originated. Franklin has been actively seeking to begin providing services for third parties, on a fee-paying basis, which are directly related to its servicing operations and its portfolio acquisition experience with residential mortgage loans. The Company is actively seeking to (a) expand its servicing operations to provide similar sub-servicing and collection services to third parties, and (b) capitalize on its experience to provide customized, comprehensive loan analysis and in-depth end-to-end transaction and portfolio management services to the residential mortgage markets.  Some of these services include, in addition to servicing loans for others, performing 1-4 family residential portfolio stratification and analysis, pricing, due diligence, closing, and collateral transfer. In addition, the Company is seeking to broker new originated loans developed internally from its existing portfolio or from externally developed leads.  These new business activities are subject to the consent of Franklin’s lead lending bank, and the Company may not be successful in entering into or implementing any of these businesses.

The Company's executive, administrative and operations offices are located in Jersey City, New Jersey. Additional information on the company is available on the Internet at our website at www.franklincredit.com.  Franklin's common stock is listed on the NASDAQ Capital Market under the symbol "FCMC".

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in forward-looking statements made by the Company. These factors include, but are not limited to: (i) unanticipated changes in the U.S. economy, including changes in business conditions such as interest rates, changes in the level of growth in the finance and housing markets, such as slower or negative home price appreciation; (ii) the Company’s relations with the Company’s lenders and such lenders’ willingness to waive any defaults under the Company’s agreements with such lenders; (iii) increases in the delinquency rates of borrowers, (iv) the availability of clients holding sub-prime borrowers for servicing by the Company on a fee paying basis; (vi) changes in the statutes or regulations applicable to the Company’s business or in the interpretation and enforcement thereof by the relevant authorities; (vii) the status of the Company’s regulatory compliance; (viii) the Company’s success in entering the business of servicing loans for others, in which the Company has no prior experience with servicing loans for others; and (ix) other risks detailed from time to time in the Company’s SEC reports and filings. Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, those factors discussed under the captions "Risk Factors", “Interest Rate Risk” and “Real Estate Risk” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which the Company urges investors to consider. The Company undertakes no obligation to publicly release the revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events, except as otherwise required by securities, and other applicable laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results on any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.